Exhibit 10.5

January 26, 2019

Arnon Rosenthal, Ph.D.

151 Oyster Point Blvd. #300

South San Francisco, CA 94080

Re: Confirmatory Employment Letter

Dear Arnon:

This letter agreement (the “Agreement”) is entered into between Arnon Rosenthal (“you”) and Alector, Inc. (the “Company” or “we”), effective as of January 25, 2019 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.

Title; Position. You will continue to serve as the Company’s Chief Executive Officer. You also will continue to report to the Board (as defined below) and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Board. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.

Base Salary. As of the Effective Date, your annual base salary will be $395,900, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.

Annual Bonus. As of the Effective Date, you will have the opportunity to earn a target annual cash bonus equal to 40% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Board or the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion.

4.

Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.

Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans and programs it offers to its employees at any time.

6.

Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program, or policy that the Company may have in effect from time to time. For purposes of clarification, any severance benefits or arrangements that may have applied to you before the Effective Date no longer will apply and you will have no rights or entitlements under any such plans, programs, agreements, or arrangements.

7.

Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Invention, Non-Competition and Non-Disclosure Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

8.

At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

9.

Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Severance Agreement and any outstanding equity awards granted to you by the Company under its 2017 Stock Option and Grant Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

Alector, Inc.

By:	/s/ Tillman Gerngross
Tillman Gerngross
Chairperson of the Board

Agreed to and accepted:

/s/ Arnon Rosenthal
Arnon Rosenthal

Dated: January 26, 2019

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